Nektar Therapeutics Reports Financial Results for the Second Quarter of 2014

SAN FRANCISCO, July 31, 2014 /PRNewswire/ -- Nektar Therapeutics (Nasdaq: NKTR) today reported its financial results for the second quarter ended June 30, 2014.

Cash and investments in marketable securities at June 30, 2014 were $301.4 million as compared to $309.1 million at March 31, 2014.

"The second half of 2014 will be an exciting time for Nektar as we look forward to significant milestones for a number of our late-stage clinical programs," said Howard W. Robin, President and Chief Executive Officer of Nektar. "The first of these is the potential US and EU approvals of Movantik™ with our partner AstraZeneca. If approved, Movantik would be the first oral targeted therapy approved for opioid induced constipation, a debilitating condition that occurs in up to 80%* of the 69 million chronic pain patients worldwide. Our partner Baxter has completed dosing in their Phase 3 study for BAX 855, a longer-acting PEGylated Factor VIII therapy to treat hemophilia A and plans to file the BLA in the U.S. by the end of this year. In our proprietary pipeline, we are on track for topline results from the Phase 3 breast cancer study for NKTR-102 in Q1 2015."

Revenue in the second quarter of 2014 was $28.5 million as compared to $33.9 million in the second quarter of 2013. Year-to-date revenue for 2014 was $48.3 million as compared to $56.9 million in the first half of 2013. The decrease in revenue in the second quarter and first half of 2014 as compared to the same periods in 2013 is primarily due to decreased manufacturing activity. Revenue included non-cash royalty revenue, related to our 2012 royalty monetization, of $4.8 million and $10.6 million in the second quarter and first half of 2014, respectively, and $3.8 million and $8.2 million in the second quarter and first half of 2013, respectively. This non-cash royalty revenue is offset by non-cash interest expense.

Total operating costs and expenses in the second quarter of 2014 were $51.4 million as compared to $66.5 million in the second quarter of 2013. Total operating costs and expenses in the first half of 2014 were $107.6 million as compared to $134.6 million in the first half of 2013. Total operating costs and expenses decreased primarily as a result of decreased research and development (R&D) expense, as well as decreased cost of goods sold associated with decreased manufacturing activity.

Research and development expense in the second quarter of 2014 was $36.7 million as compared to $52.2 million in the second quarter of 2013. For the first half of 2014, R&D expense was $75.0 million as compared to $97.8 million in the first half of 2013. R&D expense was lower in the second quarter and first half of 2014 as compared to the same periods in 2013 primarily because of reduced expenses for the Phase 3 study of etirinotecan pegol (NKTR-102) in metastatic breast cancer, which completed enrollment in the third quarter of 2013. Additionally, R&D expense in the second quarter and first half of 2013 included costs related to the Phase 2 study of NKTR-181, which was completed in 2013. These decreases in R&D expense in 2014 were partially offset by costs for the preparation for the start of Phase 3 for NKTR-181, the ongoing Phase 1 study of NKTR-171, and the continued production of devices for the ongoing Phase 3 studies of Amikacin Inhale.

General and administrative expense was $9.6 million in the second quarter of 2014 as compared to $9.2 million in the second quarter of 2013. G&A expense in the first half of 2014 was $19.5 million as compared to $20.1 million in the first half of 2013.

Non-cash interest expense incurred in connection with the 2012 royalty monetization was $5.1 million and $10.5 million in the second quarter and first half of 2014, respectively, as compared to $5.5 million and $11.0 million in the second quarter and first half of 2013, respectively.

Net loss in the second quarter of 2014 was $32.6 million or $0.26 loss per share as compared to $42.7 million or $0.37 loss per share in the second quarter of 2013. Net loss in the first half of 2014 was $78.8 million or $0.63 loss per share as compared to $97.8 million or $0.85 loss per share in the first half of 2013.

The company also announced upcoming presentations at the following medical meetings and scientific congresses during the third and fourth quarters of 2014:

Global Cancer Conference 2014, Hyderabad, India:

  Oral Abstract Title: "NKTR-214: A long-acting, engineered immunotherapy shows excellent therapeutic efficacy in multiple syngeneic mouse tumor models both alone and in combination with checkpoint inhibition", Addepalli, M., et al.
    Date: September 15-17, 2014

IASP 15th World Congress on Pain, Buenos Aires, Argentina:

  Abstract/Poster Title: "Multi-dimensional pathway analysis reveals unique pharmacological signatures of kappa opioid receptor agonists", Brew, C., et al.
    Date: October 10, 2014, 9:30 a.m. Argentina Time

Society for Neuroscience, Washington, DC:

  Abstract/Poster Title: "SEO-16: An orally active opioid analgesic with rapid onset of activity and reduced CNS side effects", Harrison, S., et al.
    Poster Session 244: "Opioids and other analgesics"
    Date: November 16, 2014, 1:00 p.m. — 5:00 p.m. Eastern Time

Conference Call to Discuss Second Quarter 2014 Financial Results

Nektar management will host a conference call to review the results beginning at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time today, Thursday, July 31, 2014.

This press release and a live audio-only Webcast of the conference call can be accessed through a link that is posted on the home page and Investor Relations section of the Nektar website: http://www.nektar.com. The web broadcast of the conference call will be available for replay through Monday, September 1, 2014.

To access the conference call, follow these instructions:

Dial: (877) 881.2183 (U.S.); (970) 315.0453 (international)
Passcode: 73168608 (Nektar Therapeutics is the host)

In the event that any non-GAAP financial measure is discussed on the conference call that is not described in the press release, or explained on the conference call, related information will be made available on the Investor Relations page at the Nektar website as soon as practical after the conclusion of the conference call.

About Nektar

Nektar Therapeutics (NASDAQ: NKTR) is a biopharmaceutical company developing novel therapeutics based on its advanced polymer conjugate technology platform. Nektar has a robust R&D pipeline of potentially high-value therapeutics in pain, oncology and other therapeutic areas. In the area of pain, Nektar has an exclusive worldwide license agreement with AstraZeneca for Movantik™ (naloxegol), an investigational drug candidate, which has been filed for regulatory approvals in the U.S., Europe and Canada as a once- daily, oral tablet for the treatment of opioid-induced constipation. This agreement also includes Movantik fixed dose combination products (formerly NKTR-119), an earlier stage development program that is a co-formulation of Movantik and an opioid. NKTR-181, a novel mu-opioid analgesic molecule for chronic pain conditions, has completed Phase 2 development. NKTR-171, a new sodium channel blocker being developed as an oral therapy for the treatment of peripheral neuropathic pain, is in Phase 1 clinical development. In oncology, etirinotecan pegol (NKTR-102) is being evaluated in a Phase 3 clinical study (the BEACON study) for the treatment of metastatic breast cancer and is also in Phase 2 studies for the treatment of lung and brain cancers. In anti-infectives, Amikacin Inhale is in Phase 3 studies conducted by Bayer Healthcare as an adjunctive treatment for intubated and mechanically ventilated patients with Gram-negative pneumonia. Additional late-stage development products that leverage Nektar's proprietary technology platform include Baxter's BAX 855, a longer-acting rFVIII program, which is in Phase 3 clinical development for patients with hemophilia A.

Nektar's technology has enabled eight approved products in the U.S. or Europe through partnerships with leading biopharmaceutical companies, including UCB's Cimzia® for Crohn's disease and rheumatoid arthritis, Roche's PEGASYS® for hepatitis C and Amgen's Neulasta® for neutropenia.

Nektar is headquartered in San Francisco, California, with additional operations in Huntsville, Alabama and Hyderabad, India. Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com

*Sources: Bell TJ et. al. Pain Med 2009;10(1):35-42, Hess B et. al. Eur J Intern Med 2011;22(5):527-531, Rosti G et. al Eur Rev Med Pharmacol Sci. 2010;14(12):1045-1050. Galvez R et. al. Aten Primaria 2014;46(1):32-39, Droney J et. al. Support Care Cancer 2008;16(5):453-459.

Movantik is a trademark of AstraZeneca.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "expect," "believe," "should," "may," "will" and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding the potential regulatory approval of Movantik™; the timing of the announcement of clinical results and potential regulatory filings by Baxter Healthcare for BAX 855; the timing of availability of topline overall survival data for the NKTR-102 BEACON study; and the value and potential of our technology and research and development pipeline. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others, (i) our drug candidates and those of our collaboration partners are in various stages of clinical development and the risk of failure is high and can unexpectedly occur at any stage prior to regulatory approval for numerous reasons including safety and efficacy findings even after positive findings in previous preclinical and clinical studies; (ii) the timing of the commencement or end of clinical trials and the commercial launch of our drug candidates may be delayed or unsuccessful due to regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (iii) acceptance, review and approval decisions for new drug applications by health authorities is an uncertain and evolving process and health authorities retain significant discretion at all stages of the regulatory review and approval decision process; (iv) scientific discovery of new medical breakthroughs is an inherently uncertain process and the future success of the application of our technology platform to potential new drug candidates is therefore highly uncertain and unpredictable and one or more research and development programs could fail; (v) patents may not issue from our patent applications for our drug candidates, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required; and (vi) the outcome of any existing or future intellectual property or other litigation related to our drug candidates and those of our collaboration partners. Other important risks and uncertainties set forth in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 8, 2014. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Nektar Investor Inquiries:
Jennifer Ruddock/Nektar Therapeutics	(415) 482-5585
Susan Noonan/SA Noonan Communications, LLC	(212) 966-3650

Nektar Media Inquiries:
Jodi Sievers/Nektar Therapeutics	(415) 482-5593

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

ASSETS	June 30, 2014	December 31, 2013 (1)
Current assets:
Cash and cash equivalents	$ 30,699	$ 39,067
Short-term investments	245,737	197,959
Accounts receivable, net	3,047	2,229
Inventory	14,111	13,452
Other current assets	4,629	5,175
Total current assets	298,223	257,882

Restricted cash	25,000	25,000
Property and equipment, net	71,070	66,974
Goodwill	76,501	76,501
Other assets	7,343	8,170
Total assets	$ 478,137	$ 434,527

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$ 7,437	$ 9,115
Accrued compensation	11,386	14,254
Accrued expenses	5,814	6,243
Accrued clinical trial expenses	13,208	16,905
Interest payable	6,917	6,917
Deferred revenue, current portion	24,766	23,664
Other current liabilities	14,827	21,123
Total current liabilities	84,355	98,221

Senior secured notes	125,000	125,000
Capital lease obligations, less current portion	6,025	8,049
Liability related to receipt of refundable milestone payment	70,000	70,000
Liability related to sale of future royalties, less current portion	121,431	121,520
Deferred revenue, less current portion	88,918	82,384
Other long-term liabilities	17,768	19,256
Total liabilities	513,497	524,430

Commitments and contingencies

Stockholders' equity (deficit) :
Preferred stock	-	-
Common stock	12	11
Capital in excess of par value	1,776,746	1,643,660
Accumulated other comprehensive loss	(887)	(1,181)
Accumulated deficit	(1,811,231)	(1,732,393)
Total stockholders' equity (deficit)	(35,360)	(89,903)
Total liabilities and stockholders' equity (deficit)	$ 478,137	$ 434,527

(1) The consolidated balance sheet at December 31, 2013 has been derived from the audited financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements.

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share information)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Revenue:
Product sales and royalty revenue	$ 5,891	$ 10,675	$ 11,808	$ 22,810
Non-cash royalty revenue related to sale of future royalties	4,837	3,828	10,610	8,221
License, collaboration and other revenue	17,785	19,359	25,866	25,835
Total revenue	28,513	33,862	48,284	56,866

Operating costs and expenses:
Cost of goods sold	5,108	5,011	13,015	16,672
Research and development	36,702	52,230	75,040	97,848
General and administrative	9,619	9,226	19,547	20,057
Total operating costs and expenses	51,429	66,467	107,602	134,577

Loss from operations	(22,916)	(32,605)	(59,318)	(77,711)

Non-operating income (expense):
Interest income	132	209	266	523
Interest expense	(4,488)	(4,656)	(9,021)	(9,301)
Non-cash interest expense on liability related to sale of future royalties	(5,134)	(5,485)	(10,521)	(11,028)
Other income (expense), net	(36)	(6)	142	123
Total non-operating expense, net	(9,526)	(9,938)	(19,134)	(19,683)

Loss before provision for income taxes	(32,442)	(42,543)	(78,452)	(97,394)

Provision for income taxes	195	205	386	417
Net loss	$ (32,637)	$ (42,748)	$ (78,838)	$ (97,811)

Basic and diluted net loss per share	$ (0.26)	$ (0.37)	$ (0.63)	$ (0.85)

Weighted average shares outstanding used in computing basic and diluted net loss per share	127,040	115,544	125,301	115,427

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net loss	$ (78,838)	$ (97,811)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash royalty revenue related to sale of future royalties	(10,610)	(8,221)
Non-cash interest expense on liability related to sale of future royalties	10,521	11,028
Stock-based compensation	8,525	8,601
Depreciation and amortization	6,519	7,281
Other non-cash transactions	865	159
Changes in operating assets and liabilities:
Accounts receivable, net	(818)	(236)
Inventory	(659)	(2,210)
Other assets	738	5,508
Accounts payable	(1,818)	2,631
Accrued compensation	(2,868)	2,314
Accrued expenses	(314)	3,280
Accrued clinical trial expenses	(3,697)	(565)
Interest payable	-	(166)
Deferred revenue	7,636	(2,818)
Other liabilities	(6,557)	(1,223)
Net cash used in operating activities	(71,375)	(72,448)

Cash flows from investing activities:
Maturities of investments	118,777	200,477
Purchases of investments	(166,496)	(109,400)
Purchases of property and equipment	(5,192)	(794)
Net cash (used in) provided by investing activities	(52,911)	90,283

Cash flows from financing activities:
Payment of capital lease obligations	(1,650)	(1,466)
Repayment of proceeds from sale of future royalties	(7,000)	(3,000)
Issuance of common stock, net of issuance costs	116,601	-
Proceeds from shares issued under equity compensation plans	7,961	2,621
Net cash provided by (used in) financing activities	115,912	(1,845)

Effect of exchange rates on cash and cash equivalents	6	5
Net (decrease) increase in cash and cash equivalents	(8,368)	15,995
Cash and cash equivalents at beginning of period	39,067	25,437
Cash and cash equivalents at end of period	$ 30,699	$ 41,432

Supplemental disclosure of cash flow information:
Cash paid for interest	$ 8,622	$ 9,070